Exhibit 10.3
GLOBAL CONSUMER ACQUISITION CORP.
1370 Avenue of the Americas, 28th Floor
New York, NY 10019
July 13, 2009
INDEMNIFICATION AND WAIVER LETTER
PERSONAL AND CONFIDENTIAL
JEFFERIES FINANCE LLC
520 Madison Avenue
New York, New York 10022
Attention: General Counsel — Investment Banking
Re:   Debt Financing
Ladies and Gentlemen:
     Reference is made to that certain commitment letter, dated July 13, 2009, between Jefferies Finance LLC (“Jefferies Finance” or “you”) and Hayground Cove Asset Management LLC (the “Sponsor”) (including the exhibits, schedules and annexes thereto, the “Commitment Letter”), concerning the financing of the proposed Transactions described therein. Except as otherwise defined herein, capitalized terms used herein and defined in the Commitment Letter shall be used herein as therein defined.
     In connection with the Transactions, and to induce Jefferies Finance to issue the Commitment Letter to the Sponsor, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, we have agreed to issue this indemnity letter (this “Indemnity Letter”) in favor of each indemnified person (as defined below). In that connection, we hereby agree to indemnify and hold harmless Jefferies Finance, the Lenders and each of your and their respective affiliates (including Jefferies & Company, Inc. (“Jefco”)) and subsidiaries and each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact and controlling persons of each of the foregoing (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities (“Losses”) to which any such indemnified person, directly or indirectly, may become subject arising out of, relating to, resulting from or otherwise in connection with the Debt Financing Letters, the Debt Financing, the use of the proceeds therefrom, the Transactions, any of the other transactions contemplated by the Debt Financing Letters, or any action, claim, suit, litigation, investigation, inquiry or proceeding (each, a “Claim”), directly or indirectly, arising out of, relating to, or resulting from, or otherwise in connection with, any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PERSON), regardless of whether any indemnified person is a party thereto or whether such Claim is brought by us, any of our affiliates or a third party, and, in addition, to reimburse each indemnified person upon demand at any time and from time to time for all reasonable legal and other reasonable expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any Claim, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with any of the foregoing (including in connection with the enforcement of the indemnification obligations and waivers set forth herein and/or in any Debt Financing Letter); provided, however, that no indemnified person will be entitled to indemnity hereunder in respect of any Loss to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Loss resulted primarily and directly from the gross negligence, bad faith or willful misconduct of such indemnified person. In addition, in no event will any indemnified person be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings), whether, directly or indirectly, as a result of any failure to fund all or any portion of the Debt Financing or otherwise arising out of, relating to, resulting from or otherwise in connection with the Debt Financing or arising out of, relating to, resulting from or otherwise in connection with any Claim or otherwise. In addition, no indemnified person will be liable for any damages arising from the use by unauthorized persons of Information sent through electronic, telecommunications or other information transmission systems that are intercepted or otherwise obtained by such persons.
     We hereby further agree that we shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Claim in which any indemnified person is or could be a party and as to which indemnification or contribution could have been sought by such indemnified person hereunder whether or not such indemnified person is a party to any Debt Financing Letter, unless (i) such indemnified person and each other indemnified persons from which such indemnified person could have sought indemnification or contribution have given their prior written consent or (ii) the settlement, compromise, consent or termination includes an express unconditional release of all indemnified persons and their respective affiliates from all Losses, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with such Claim.
     If for any reason (other than the bad faith, gross negligence or willful misconduct of an indemnified person as provided above) the foregoing indemnity is unavailable to an indemnified person or insufficient to hold an indemnified person harmless, then we, to the fullest extent permitted by law, agree to contribute to the amount paid or payable by such indemnified person as a result of such Losses in such proportion as is appropriate to reflect the relative benefits received by us, on the one hand, and by such indemnified person, on the other hand, from the Transactions or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by us, on the one hand, and such indemnified person, on the other hand, but also the relative fault of us, on the one hand, and such indemnified person, on the other hand, as well as any relevant equitable considerations. Notwithstanding the provisions hereof, we agree that the aggregate contribution of all indemnified persons to all Losses shall not exceed the amount of fees actually received by Jefferies Finance pursuant to the Fee Letter. For the purposes of this paragraph, it is hereby further agreed that (x) the relative benefits to us, on the one hand, and you, on the other hand, with respect to the Transactions shall be deemed to be in the same proportion as (i) the total value paid or contemplated to be paid or received or contemplated to be received by the Borrower, us, our or the Borrower’s equityholders and/or our or their respective affiliates, as the case may be, in the Transactions, whether or not the Transactions are consummated, bears to (ii) the fees actually paid to Jefferies Finance under the Fee Letter and (y) the relative fault of us, on the one hand, and you, on the other hand, with respect to the Transactions shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by us or the Sponsor (and/or any of our or the Sponsor’s respective affiliates and/or any of our or the Sponsor’s respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact and controlling persons) (collectively, the

“Acquiror Group”) or you and your and our relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     In addition, we agree to reimburse the indemnified persons for all expenses (including reasonable fees and expenses of internal and external counsel), as incurred, in connection with investigating, preparing, defending or settling any Claim for which indemnification or contribution may be sought by the indemnified person, whether or not in connection with any action, claim litigation, investigation or proceeding in which any indemnified person is a named party or whether such Claim is brought by us, any of our affiliates or a third party.
     The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability we may have to any indemnified person at law, in equity or otherwise, (ii) shall survive the expiration or termination of the Debt Financing Letters, (iii) shall apply to any modification, amendment, waiver or supplement of our Commitment, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of you or any other indemnified person, (v) shall be binding on any successor or permitted assign of ours and the successors or permitted assigns to any substantial portion of our business and assets and (vi) shall be superseded by the provisions in the Credit Agreement and the other Credit Documents (including the GCAC Guaranty and Cash Collateral Agreement) upon execution, delivery and effectiveness of the Credit Agreement and each of the other Credit Documents (including the GCAC Guaranty and Cash Collateral Agreement).
     You hereby acknowledge that the aggregate gross proceeds from our initial public offering (“IPO”), including the proceeds received by us upon the consummation of the exercise of the over-allotment option, the proceeds received by us from a private placement that closed simultaneously with the first closing of the IPO and any accrued interest not released to us in accordance with the terms of the IPO, was placed in a trust account (the “Trust Account”) for the benefit of our public stockholders. You further hereby acknowledge and agree that you do not have any right, title, interest or claim of any kind in or to any monies in the Trust Account (for so long as same are held therein) established by us and hereby agree that you will not seek recourse against the Trust Account for any reason whatsoever.
     This Indemnity Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Indemnity Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Indemnity Letter shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflicts of laws principles. This Indemnity Letter sets forth the entire agreement between the parties hereto as to the matters set forth herein and supersedes all prior communications, written or oral, with respect to the matters herein.
     EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS INDEMNITY LETTER. WE HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE COUNTY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS INDEMNITY LETTER OR ANY MATTERS CONTEMPLATED HEREBY.
     We agree that this Indemnity Letter (and our obligations hereunder) shall not be assignable by us to any person or entity without the prior written consent of Jefferies Finance (and any purported assignment without such consent shall be null and void). This Indemnity Letter may not be amended or waived except by an instrument in writing signed by us and Jefferies Finance.
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Very truly yours, GLOBAL CONSUMER ACQUISITION CORP.
By:	/s/ Jason N. Ader
	Name:	Jason N. Ader
	Title:	Chief Executive Officer

Accepted and agreed to as of the
date first above written:
JEFFERIES FINANCE LLC

By:	/s/ E.J. Hess Name: E.J. Hess
Title: Managing Director